Tanger Factory Outlet Centers, Inc.

News Release

For Release: IMMEDIATE RELEASE
Contact: Frank C. Marchisello, Jr.
(336) 834-6834

TANGER REPORTS FIRST QUARTER 2007 RESULTS
12.8% Increase in Total FFO, 11.8% Increase in FFO Per Share

Greensboro, NC, April 30, 2007, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations (“FFO”) available to common shareholders, a widely accepted supplemental measure of REIT performance, for the three months ended March 31, 2007 was $21.3 million, or $0.57 per share, as compared to FFO of $18.9 million, or $0.51 per share, for the three months ended March 31, 2006, representing a 12.8% increase in total FFO and an 11.8% per share increase. During the first quarter of the previous year, Tanger recognized a net gain on the sale of real estate of $13.8 million associated with the sale of the company’s outlet centers located in Pigeon Forge, Tennessee and North Branch, Minnesota. As a result, the company reported net income available to common shareholders of $13.6 million, or $0.44 per share, for the first quarter of last year, as compared to net income of $1.9 million, or $0.06 per share for the first quarter of 2007.

Net income and FFO per share amounts above are on a diluted basis. FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.
First Quarter Highlights

•	Increased the quarterly common share dividend 5.9% from $0.34 to $0.36 per share, $1.44 per share annualized, representing the 14th consecutive year of increased dividends

•	245 leases signed, totaling 1,055,144 square feet with respect to re-tenanting and renewal activity, including 47.2% of the square footage scheduled to expire during 2007

•	13.3% increase in straight-line average base rental rates on leases renewed during the quarter, compared to 11.7% last year

•	37.4% increase in straight-line average base rental rates on released space during the quarter, compared to 21.2% last year

•	95.1% period-end wholly-owned portfolio occupancy rate, compared to 95.0% last year

•	6.3% increase in reported tenant comparable sales for the three months ended March 31, 2007

•	$344 per square foot in reported tenant comparable sales for the rolling twelve months ended March 31, 2007 up 4.7% compared to the twelve months ended March 31, 2006

•	30.0% debt-to-total market capitalization ratio, 3.18 times interest coverage ratio compared to 2.93 times last year

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, commented, “During the first quarter, we began to see the accretion generated by our new centers in Charleston, South Carolina and Wisconsin Dells, Wisconsin, both of which opened in August of last year. Our financial results also reflect the 3.0% increase in same center net operating income generated throughout our portfolio during the first quarter.”

Portfolio Operating Results

During the first quarter of 2007, Tanger executed 245 leases, totaling 1,055,144 square feet throughout its wholly-owned portfolio. Lease renewals during the first quarter accounted for 733,856 square feet, generated a 13.3% increase in straight-line average base rental rates and represented 47.2% of the approximately 1,550,000 square feet originally scheduled to expire during 2007. Straight-line average base rental increases on re-tenanted space during the first quarter averaged 37.4% and accounted for the remaining 321,288 square feet.

Same center net operating income increased 3.0% for the first quarter of 2007 compared to 4.2% for the first quarter of 2006. During the first quarter of 2007, the company recaptured approximately 134,000 square feet of space throughout its wholly-owned portfolio, thus tempering same center results for the period. This space, which was comprised of 44 different stores operated by three low volume tenants, is in the process of being released. The company is releasing the majority of this space to higher volume brand name tenants and believes the rental rates achieved on the releasing of this space will be well above the rates which were being paid by the previous tenants.

Reported tenant comparable sales for the first quarter of 2007 increased by 6.3%, as compared to the same period in 2006, while reported tenant comparable sales for the rolling twelve months ended March 31, 2007 increased 4.7% to $344 per square foot.
Investment Activities

Tanger continues the pre-development and leasing of two previously announced sites located near Pittsburgh, Pennsylvania and in Deer Park (Long Island), New York. The company has closed on the acquisition of the Pittsburgh development site land and site work is ongoing at this time. Tenant interest in the Pittsburgh project remains strong, with leases for approximately 78% of the 308,000 square foot first phase either signed or out for signature. The company currently expects delivery of the initial phase in the first quarter of 2008. The Pittsburgh center will be wholly owned by Tanger.

Demolition of the buildings located at the Deer Park site began during the third quarter of 2006. The company currently expects this center will contain over 800,000 square feet upon final build-out. Site work has begun on a 688,000 square foot initial phase and the company has approximately 52% of the space either signed or out for signature. Tanger currently expects the project will be delivered in the first quarter of 2008. The Deer Park property is owned through a joint venture of which Tanger and two venture partners each own a one-third interest.

Tanger has signed an option on one potential new development site located in Mebane, North Carolina on the highly traveled Interstate 40/85 corridor, which sees over 83,000 cars daily. The site is located at Exit 154, halfway between the Research Triangle Park area of Raleigh, Durham, and Chapel Hill, North Carolina and the Triad area of Greensboro, High Point and Winston-Salem, North Carolina. Initial reaction on the site from the company’s magnet tenants has been very positive. The company is also in the process of negotiating options on two additional sites. The official announcement of each site will be done upon the execution of a definitive option agreement, or in May of this year in conjunction with the ICSC convention to be held in Las Vegas.

Financing Activities and Balance Sheet Summary

On April 12, 2007, Tanger announced that its Board of Directors approved a 5.9% increase in the annual dividend on its common shares from $1.36 per share to $1.44 per share. Simultaneously, the Board of Directors declared a quarterly dividend of $0.36 per share for the first quarter ended March 31, 2007. A cash dividend of $0.36 per share will be payable on May 15, 2007 to holders of record on April 30, 2007. Tanger has increased its dividend each year since becoming a public company in May of 1993.

As of March 31, 2007, Tanger had a total market capitalization of approximately $2.3 billion, an increase of 13.1%, or $262 million since a year ago. The company had $677.0 million of debt outstanding, equating to a 30.0% debt-to-total market capitalization ratio. As of March 31, 2007, all of Tanger’s debt was at fixed interest rates and the company did not have any amounts outstanding on its $200.0 million in available unsecured lines of credit. During the first quarter of 2007, Tanger continued to maintain a strong interest coverage ratio of 3.18 times, compared to 2.93 times during the first quarter of last year.

2007 FFO Per Share Guidance

Based on current market conditions and the strength and stability of its core portfolio, the company currently believes its net income for 2007, excluding gains or losses on the sale of real estate, will be between $0.77 and $0.85 per share and its FFO for 2007 will be between $2.40 and $2.48 per share. The company’s earnings estimates do not include the impact of any potential gains on the sale of land parcels or the impact of any potential sales or acquisitions of properties. The following table provides the reconciliation of estimated diluted FFO per share to estimated diluted net income available to common shareholders per share:

For the twelve months ended December 31, 2007:
	Low Range	High Range
Estimated diluted net income per share, excluding gain/loss on the sale of real estate	$ 0.77	$ 0.85
Minority interest, depreciation and amortization uniquely significant to real estate including minority interest share and our share of joint ventures	1.63	1.63
Estimated diluted FFO per share	$ 2.40	$ 2.48

First Quarter Conference Call

Tanger will host a conference call to discuss its first quarter results for analysts, investors and other interested parties on Tuesday, May 1, 2007, at 10:00 A.M. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers First Quarter Financial Results call. Alternatively, the call will be web cast by CCBN and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site at www.tangeroutlet.com/corporate under the News Releases section.

A telephone replay of the call will be available from May 1, 2007 starting at 12:00 P.M. Eastern Time through May 15, 2007, by dialing 1-800-642-1687 (conference ID # 4822938). Additionally, an online archive of the broadcast will also be available through May 15, 2007.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc.(NYSE:SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently owns 30 outlet centers in 21 states coast to coast, totaling approximately 8.4 million square feet of gross leasable area. Tanger also manages for a fee and owns a 50% interest in two outlet centers containing approximately 667,000 square feet and manages for a fee two outlet centers totaling approximately 229,000 square feet. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended March 31, 2007. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, funds from operations, the development of new centers, the opening of ongoing expansions, coverage of the current dividend and the impact of sales of land parcels may be, forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, the company’s ability to lease its properties, the company’s inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2007		2006
	(unaudited	)	(unaudited )
Revenues
Base rentals (a)		$35,227	$32,965
Percentage rentals		1,468	1,158
Expense reimbursements		15,045	12,720
Other income (b)		1,501	1,355
Total revenues		53,241	48,198
Expenses
Property operating		17,005	14,765
General and administrative		4,277	4,081
Depreciation and amortization		18,487	15,950
Total expenses		39,769	34,796
Operating income		13,472	13,402
Interest expense		10,056	10,034
Income before equity in earnings of unconsolidated
joint ventures, minority interest and discontinued operations		3,416	3,368
Equity in earnings of unconsolidated joint ventures (c)		235	147
Minority interest in operating partnership		(370)	(381)
Income from continuing operations		3,281	3,134
Discontinued operations, net of minority interest (d)		---	11,713
Net income		3,281	14,847
Preferred share dividends		(1,406)	(1,215)
Net income available to common shareholders		$1,875	$13,632

Basic earnings per common share:
Income from continuing operations		$.06	$.06
Net income		.06	.45

Diluted earnings per common share:
Income from continuing operations		$.06	$.06
Net income		.06	.44

Summary of discontinued operations (d)
Operating income from discontinued operations	$	---	$208
Gain on sale of real estate		---	13,833
Income from discontinued operations		---	14,041
Minority interest in discontinued operations		---	(2,328)
Discontinued operations, net of minority interest	$	---	$11,713
(a)	Includes straight-line rent and market rent adjustments of $1,079 and $914 for the three months ended March 31, 2007 and 2006, respectively.
(b)	Includes gains on sale of outparcels of land of $110 for the three months ended March 31, 2006.
(c)	Includes Myrtle Beach, South Carolina Hwy 17 and Wisconsin Dells, Wisconsin properties which are operated by us through 50% ownership joint ventures.
(d)
In accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets”, the results of operations for properties disposed of during the quarter are classified as held for sale as of the end of the quarter in which we have no significant continuing involvement have been reported above as discontinued operations for the periods presented.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	March 31,	December 31,
	2007	2006
	(unaudited)	(unaudited)
ASSETS:
Rental property
Land	$130,137	$130,137
Building, improvement and fixtures	1,071,691	1,068,070
Construction in progress	23,944	18,640
	1,225,772	1,216,847
Accumulated depreciation	(287,720)	(275,372)
Rental property, net	938,052	941,475
Cash and cash equivalents	3,273	8,453
Investments in unconsolidated joint ventures	14,052	14,451
Deferred charges, net	52,312	55,089
Other assets	21,149	21,409
Total assets	$1,028,838	$1,040,877

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discount of $815 and $832, respectively)	$498,685	$498,668
Mortgages payable (including a debt premium
of $2,857 and $3,441, respectively)	178,363	179,911
Total debt	677,048	678,579
Construction trade payables	22,266	23,504
Accounts payable and accrued expenses	25,680	25,094
Total liabilities	724,994	727,177

Commitments
Minority interest in operating partnership	37,193	39,024

Shareholders’ equity
Preferred shares, 7.5% Class C, liquidation preference $25 per share,
8,000,000 shares authorized, 3,000,000 shares issued and
outstanding at March 31, 2007 and December 31, 2006, respectively	75,000	75,000
Common shares, $.01 par value, 50,000,000 shares authorized,
31,260,161 and 31,041,336 shares issued and outstanding at
March 31, 2007 and December 31, 2006, respectively	313	310
Paid in capital	347,933	346,361
Distributions in excess of net income	(158,902)	(150,223)
Accumulated other comprehensive income	2,307	3,228
Total shareholders’ equity	266,651	274,676
Total liabilities, minority interest, and shareholders’ equity	$1,028,838	$1,040,877

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)

		Three Months Ended
		March 31,
	2007	2006

FUNDS FROM OPERATIONS (a)
Net income	$3,281	$14,847
Adjusted for:
Minority interest in operating partnership	370	381
Minority interest, depreciation and amortization
attributable to discontinued operations	---	2,444
Depreciation and amortization uniquely significant to
real estate - wholly-owned	18,412	15,885
Depreciation and amortization uniquely significant to
real estate - unconsolidated joint ventures	654	379
Gain on sale of real estate	---	(13,833)
Funds from operations (FFO)	22,717	20,103
Preferred share dividends	(1,406)	(1,215)
Funds from operations available to common shareholders	$21,311	$18,888
Funds from operations available to common shareholders
per share - diluted	$.57	$.51

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	30,743	30,531
Effect of exchangeable notes	421	---
Effect of outstanding share and unit options	248	246
Effect of unvested restricted share awards	137	84
Diluted weighted average common shares
(for earnings per share computations)	31,549	30,861
Convertible operating partnership units (b)	6,067	6,067
Diluted weighted average common shares
(for funds from operations per share computations)	37,616	36,928

OTHER INFORMATION
Gross leasable area open at end of period -
Wholly owned	8,372	8,030
Partially owned - unconsolidated	667	402
Managed	229	293

Outlet centers in operation -
Wholly owned	30	29
Partially owned - unconsolidated	2	1
Managed	2	3

States operated in at end of period (c)	21	21
Occupancy at end of period (c) (d)	95.1%	95.0%

(a)
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

(b)	The convertible operating partnership units (minority interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(c)
Excludes Myrtle Beach, South Carolina Hwy 17 and Wisconsin Dells, Wisconsin properties which are operated by us through 50% ownership joint ventures and two centers for which we only have management responsibilities.

(d)	Excludes our wholly-owned, non-stabilized center in Charleston, South Carolina